Contact:	IMCOR Pharmaceutical Co.
Taffy J. Williams, Ph.D.
858.410.5613
info@imagentcontrast.com

IMCOR Pharmaceutical Co. Announces Appointment of New Auditors

San Diego, CA, March 22, 2005 - IMCOR Pharmaceutical Co. (ICRP.PK) announced today the engagement of Peterson & Co., LLP as its independent public accountants for the 2005 fiscal year.  In January 2005 IMCOR had reported that its current auditors, Moss Adams LLP, would not be standing for re-election for the 2005 fiscal year. Moss Adams, LLP will complete its work on the company’s 2004 audit.

Taffy Williams, the Company’s President and Chief Executive Officer stated, “We are very pleased to appoint Peterson & Co., LLP as our new auditors and we are looking forward to working with them during the 2005 fiscal year.”

About IMCOR

IMCOR Pharmaceutical Co. is a specialty pharmaceutical company developing and marketing a platform of innovative imaging products. Its FDA approved product, Imagent, is indicated for use in patients with suboptimal echocardiograms to opacify the left ventricle and thereby improve visualization of the main pumping chamber of the heart, and to improve delineation of the endocardial borders (walls) of the heart. As a result, ultrasound with Imagent may better distinguish normal and abnormal heart structure and function - two critical indicators of cardiac health. Imagent is also being investigated to measure myocardial perfusion to determine the location and extent of blockage of the major coronary arteries. Imagent is manufactured from synthetic materials, and packaged as a dry powder in a ready-to-use kit that is stored at room temperature. IMCOR’s development programs include the use a versatile iodinated nanoparticulate formulation, PH-50 that shows promise as a CT cardiovascular imaging agent and lymphography imaging agent

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Statements in this release that are not strictly historical are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks that may cause IMCOR’s actual results in the future to differ materially from expected results. These risks and uncertainties include the ability of the company to: obtain necessary financing to support its development and commercialization programs, maintain and defend intellectual property protection for its proprietary products, avoid infringing intellectual property rights of third parties, successfully market its approved product, develop additional products and obtain regulatory approval for their use, and manufacture or obtain supplies of drug product. These and other risks are described and qualified in their entirety by cautionary language and risk factors set forth in IMCOR’s filings from time to time with the Securities and Exchange Commission.